+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       MILLER                      ROBERT                             A.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      250 PARK AVENUE SOUTH/ SUITE 200
--------------------------------------------------------------------------------
                                   (Street)

       WINTER PARK                    FL                               32789
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol INTERNATIONAL ASSETS HOLDING
                                             ----------------------------
    CORPORATION -- IAAC
    -------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year JUNE 2001
                             ---------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     [x]  Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [x]  Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON                  06/13/01     A              1,250         A          2.95        12,584               D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion of             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

International
Assets Holding
Corp. Option
-----------------------------------------------------------------------------------------------------------------------------
International
Assets Holding
Corp. Options
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           In-           (Instr.
                               Exer-    tion         Title   Number of                      of               direct        4)
                               cisable  Date                 Shares                         Month            (I)
                                                                                            (Instr. 4)       (Instr. 4)
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
                               03/09/02 03/09/06    Common     7,500          3,125          7,500            D
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                               07/20/99 07/20/08    Common    11,990          2,398         19,490            D
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                               01/06/00 02/06/09    Common    11,940          1,251         31,480            D
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====================================================================================================================================

Explanation of Responses: Stock received pursuant to compensation plan.

    /s/ ROBERT A. MILLER                       07/05/01
    -------------------------------------  -----------------
          **Signature of Reporting Person        Date

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.